Exhibit 99.1

For Immediate Release

Contact: Scott Howat

Director of Global

Communications

Affinia Group Inc.

(734) 827-5421

AFFINIA REPORTS FINANCIAL RESULTS FOR THE

SECOND QUARTER OF 2013

Company will Hold Conference Call and Webcast on August 9, 2013

ANN ARBOR, MICHIGAN, August 8, 2013 – Affinia Group Inc., an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, today reported its financial results for the second quarter ended June 30, 2013.

Second Quarter

On a currency adjusted basis, net sales for the second quarter of 2013 improved by 9% or $33 million over the same period in 2012. As reported, net sales were $396 million for the second quarter of 2013 compared with $373 million over the same period last year. The $23 million period-over-period increase in sales was primarily the result of increased sales within the Company’s Filtration and Affinia South America businesses. Year over year net sales were negatively affected by $10 million in unfavorable foreign currency translation, mainly due to a weaker Brazilian Real.

Terry McCormack, President and Chief Executive Officer, commented, “We are pleased to report the highest quarterly sales and gross profit in our company’s history. The solid growth in sales was driven by our premium filtration products and our South America distribution business. We are very pleased with our improvement, as it allows us to continue to provide the highest standard of products and services that our customers have come to expect from Affinia. We are optimistic about the prospects for continued sales growth in future quarters.”

Gross profit for the second quarter of 2013 increased by $6 million to $95 million compared with $89 million in the second quarter of 2012. The increase was attributable to higher revenue partially offset by unfavorable currency translation.

Affinia’s net income increased by $31 million in the second quarter of 2013 compared to the same period last year. The significant increase in net income was due mainly to a lower loss from discontinued operations, net of tax partially offset by an increase in loss on extinguishment of debt.

Six Months

On a currency adjusted basis, net sales for the first six months of 2013 improved by 8% or $56 million over the same period in 2012. As reported, net sales were $769 million for the first six months of 2013 compared with $737 million for the first six months of 2012. The $32 million period-over-period increase in sales was primarily the result of increased sales within the Company’s Filtration and Affinia South America distribution businesses. Year over year net sales were negatively affected by $24 million in unfavorable foreign currency translation, mainly due to a weaker Brazilian Real.

Gross profit for the first six months of 2013 was $177 million compared to $166 million for the same period in 2012. Gross margin for the first six months was 23 percent, unchanged from the first six months of 2012. The increase in gross profit was mainly due to the increase in sales volume and a decrease in material and manufacturing costs, partially offset by unfavorable currency translation effects.

Net income increased in the first six months of 2013 to $5 million in comparison to a net loss of $26 million in the first six months of 2012 due mainly to a lower loss from discontinued operations, net of tax and partially offset by an increase in loss on extinguishment of debt and additional interest expense related to the company’s debt refinancing which is described in more detail below. As part of the refinancing, we incurred $15 million to extinguish debt and additional interest of $12 million related to the write-off of unamortized deferred debt issuance costs and an additional one time interest expense.

On April 25, 2013, we refinanced our existing notes and credit facilities. The refinancing allowed us to distribute to our shareholder, Affinia Group Holdings Inc. (“Holdings”), $350 million, which was used to redeem preferred equity, repay debt, make a distribution of $133 million to Holdings’ stockholders and pay fees and expenses in connection with the refinancing transaction. The refinancing allowed us to replace our old debt structure with a larger debt structure at lower interest rates.

Total debt outstanding as of June 30, 2013 was $940 million. The Company also had $55 million of cash and cash equivalents at the end of the second quarter of 2013. Cash from operations for the first six months of 2013 resulted in a source of cash of $26 million compared to a source of cash of $79 million in the same period in 2012. The $53 million year over year decrease in cash from operations was attributable to higher change in accounts receivable and other operating assets and lower operating liabilities.

No financial maintenance covenants exist under the Company’s debt agreements and the Company remained in compliance with all debt covenants at June 30, 2013.

“Our very successful global transformation, which invested $142 million in global acquisitions, $293 million in new capital spend and $224 million in restructuring, which was paid by our own free cash flow, places us in a very strong globally competitive position. We also divested several businesses that were cash users. We firmly believe that with our transformation investments behind us and without the significant cash usage of our several disposed groups we will be making substantial strides in quickly lowering our debt levels,” stated Terry McCormack, President and Chief Executive Officer.

Affinia Group Intermediate Holdings Inc.

Unaudited Condensed Consolidated Statements of Operations

(Dollars in millions)	Three Months Ended June 30, 2012	Three Months Ended June 30, 2013	Six Months Ended June 30, 2012	Six Months Ended June 30, 2013
Net sales	$373	$396	$737	$769
Cost of sales	(284)	(301)	(571)	(592)

Gross profit	89	95	166	177
Selling, general and administrative expenses	(52)	(51)	(98)	(99)

Operating profit	37	44	68	78
Loss on extinguishment of debt	(1)	(15)	(1)	(15)
Other income (loss), net	—	(1)	—	(2)
Interest expense	(16)	(28)	(32)	(43)

Income from continuing operations before income tax provision, equity in income (loss), net of tax and noncontrolling interest	20	—	35	18
Income tax provision	(9)	(1)	(14)	(9)
Equity in income (loss), net of tax	(1)	—	—	—

Net income (loss) from continuing operations	10	(1)	21	9
Loss from discontinued operations, net of tax	(42)	—	(47)	(4)

Net income (loss)	(32)	(1)	(26)	5
Less: net income attributable to noncontrolling interest, net of tax	—	—	—	—

Net income (loss) attributable to the Company	$(32)	$(1)	$(26)	$5

Conference Call

Affinia Group will hold a conference call and webcast to discuss its results on Friday, August 9, 2013 at 11:00 a.m. Eastern Time.

To participate in the webcast, visit Affinia’s web site, www.affiniagroup.com, and click on the webcast link. To participate in the conference call, dial (866) 277-1184 within the United States and Canada or (617) 597-5360 for international callers and enter participant code 70074375. A replay of the call will be available shortly after the live conference ends.

Affinia Group Inc. is an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, including extensive offerings of aftermarket parts for automotive and heavy-duty vehicles. With approximately $1.5 billion in annual revenue, Affinia has operations in North and South America, Europe, and Asia. For more information, visit www.affiniagroup.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements may include comments concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical. When used in this release, the words “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” or future or conditional verbs, such as “could,” “may,” “should,” or “will,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there is no assurance that these expectations, beliefs and projections will be achieved. For a more detailed discussion of these risks and uncertainties, see Part I, “Item 1A. Risk Factors” in our Annual Report on form 10-K for the year ended December 31, 2012. With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this release. Such risks, uncertainties and other important factors include, among others, domestic and global economic conditions and the resulting impact on the availability and cost of credit; financial viability of key customers and key suppliers; our dependence on our largest customers; increased crude oil and gasoline prices and resulting reductions in global demand for the use of automobiles; the shift in demand from premium to economy products; pricing and pressures from imports; increasing costs for manufactured components, raw materials and energy; the expansion of return policies or the extension of payment terms; risks associated with our non-U.S. operations; risks related to our receivables factoring arrangements; product liability and warranty and recall claims brought against us; reduced inventory levels by our distributors resulting from consolidation and increased efficiency; environmental and automotive safety regulations; the availability of raw materials, manufactured components or equipment from our suppliers; challenges to our intellectual property portfolio; our ability to develop improved products; the introduction of improved products and services that extend replacement cycles otherwise reduce demand for our products; our ability to achieve cost savings from our restructuring plans; our ability to successfully effect dispositions of existing lines of business; our ability to successfully combine our operations with any businesses we have acquired or may acquire; risk of impairment charges to our long-lived assets; risk of impairment to intangibles and goodwill; the risk of business disruptions related to a variety of events or conditions including natural and man-made disasters; risks associated with foreign exchange rate fluctuations; risks associated with our expansion into new markets; the impact on our tax rate resulting from the mix of our profits and losses in various jurisdictions; reductions in the value of our deferred tax assets; difficulties in developing, maintaining or upgrading information technology systems; risks associated with doing business in corrupting environments; our substantial leverage and limitations on flexibility in operating our business contained in our debt agreements. Additionally, there may be other factors that could cause our actual results to differ materially from the forward-looking statements. Our forward–looking statements apply only as of the date of this release or as of the date they were made. We undertake no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.